EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 845-5000

August 25, 2004

Pinnacle Systems, Inc.

280 North Bernardo Ave.

Mountain View, CA 94043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 25, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,203,227 shares of your Common Stock (the “Shares”) issuable under the Pinnacle Systems, Inc. 2004 Employee Stock Purchase Plan (the “Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI Professional Corporation